Exhibit 3.77

CERTIFICATE OF INCORPORATION
TRAVELPORT FOR BUSINESS, INC.

FIRST:  The name of the Corporation is Travelport for Business, Inc. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

FIFTH:  The name and mailing address of the Sole Incorporator is as follows:

Rochelle J. Boas
1 Campus Drive
Parsippany, NJ  07054

SIXTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)                                  The directors shall have current power with the stockholders to make, alter, amend, change, add to or appeal by the By-laws of the Corporation.

(3)                                  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide.

(4)                                  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breath of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)                                  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-laws adopted by the stockholders; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted.

SEVENTH:  Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation, relinquishing all of her power upon the filing of this Certificate, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 7th day of July, 2006.

/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Sole Incorporator

CERTIFICATE OF MERGER

OF

TRAVELPORT FOR BUSINESS, INC.

AND

TRAVELPORT CORPORATE SOLUTIONS, INC.

It is hereby certified that:

1.                                       The constituent business corporations participating in the merger herein certified are:

(i)                                     Travelport Corporate Solutions, Inc., which is incorporated under the laws of the State of Washington, (hereinafter referred to as “TCS”); and

(ii)                                  Travelport For Business, Inc., which is incorporated under the laws of the State of Delaware, (hereinafter referred to as “Travelport For Business”)

2.                                       An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation of the State of Delaware, to wit, by TCS in accordance with the laws of the State of its incorporation and by Travelport for Business in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

3.                                       The name of the surviving corporation in the merger herein certified is Travelport for Business, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4.                                       The Certificate of Incorporation of Travelport for Business, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5.                                       The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

1 Campus Drive, Parsippany, NJ 07054

6.                                       A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7.                                       The authorized capital stock of TCS consists of 50,000,000 Common Stock without par value, 50,000,000 Preferred Stock without par value and 1,000,000 Non-Voting Common Stock without par value.

8.                                       The Agreement of Merger between the aforesaid constituent corporations provides that the merger herein certified shall be effective on July 14, 2006, for accounting purposes only.

Dated: July 14, 2006

By: TRAVELPORT CORPORATE SOLUTIONS, INC.

/s/ Lynn A. Feldman
Name: Lynn A. Feldman
Title: Vice President and Assistant Secretary

By: TRAVELPORT FOR BUSINESS, INC.

/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Vice President and Assistant Secretary